Exhibit 10.1

Separation Agreement and General Release

This Separation Agreement and General Release (the “Agreement”) confirms the following understandings and agreements between National Vision, Inc. (the “Company”) and Joan Blackwood (hereinafter referred to as “you” or “your”) concerning your separation from employment with the Company effective December 31, 2021 (the “Separation Date”). This Agreement is pursuant to the National Vision Holdings, Inc. Executive Severance Plan and constitutes the entire understanding regarding the terms of your separation.
1.    Severance Benefits.
In consideration of all your promises and obligations under this Agreement, and provided that (i) you do not revoke this Agreement pursuant to Paragraph 8 below, and (ii) you execute the Supplemental Release of Claims attached hereto as Exhibit A (the “Supplemental Release”) after the Separation Date and the seven (7) day revocation period described therein has expired, the Company will provide you the following Severance Benefits under the National Vision Holdings, Inc. Executive Severance Plan.
a.     2021 Annual Bonus. The Company will provide you a one-time lump sum payment equal to your bonus under the Annual Bonus Program for 2021, based on actual performance for 2021. This payment will be made to you concurrently with the cash bonus payment to other similarly-situated employees under the Annual Bonus Program (but in all events prior to March 15, 2022, and in all cases in the 2022 calendar year). This payment is subject to all required withholdings and deductions, in accordance with normal payroll practices, and will be reflected on a IRS Form W-2, issued by National Vision, Inc. to you for tax year 2022.
b.    Cash Severance Payment. The Company will pay you a cash payment equal to 1.0 times the sum of your current (i) Base Salary and (ii) Target Bonus for 2021. This payment will be paid to you, subject to all required withholdings and deductions and in accordance with normal payroll practices, over a twelve (12) month period commencing the first regularly scheduled payroll date following the expiration of the revocation period set forth in the Supplemental Release. This payment will be reflected on your IRS Form W-2, issued by National Vision, Inc. to you for tax year 2022.
c.    Welfare Continuation Should you take all steps necessary to enroll in COBRA continuation coverage for any medical or dental insurance in which you are enrolled as of December 31, 2021, the Company will pay the COBRA premium for such continued coverage each month for twelve (12) consecutive months beginning January 2022. Such payments will be made by the Company directly to the COBRA administrator on your behalf. You will have the option to continue COBRA coverage (to the extent you are otherwise eligible) at your own expense following the 12-month period of Company paid benefits by making payments directly to the COBRA administrator. You will receive the COBRA enrollment forms and information at your home address on file with the Company following your resignation. Should you have any questions about how to make those payments or other issues related to your COBRA coverage, please refer to the COBRA documents provided to you or contact the Company’s Benefits Department.
2.    Separation. On September 27, 2021 (the “Transition Date”), your service as Chief Marketing Officer of the Company will cease, and you will no longer hold a position as an officer of the Company or any of its affiliates. Following the Transition Date and through the termination of your employment on the Separation Date, you agree to provide any cooperation, assistance, and/or training requested by the Company to transition your work, responsibilities, files, and systems.
3.Covenant Not to Sue and Release. You represent that you have not, and you agree that you will not, file any claims, complaints, charges, or lawsuits against the Company or any of its parent companies, divisions, subsidiaries, affiliates, predecessors, successors, or assigns, or any of their present or former officers, directors, employees, owners, or agents, or any of their benefit plans or trustees (hereinafter collectively referred to as the “Releasees”) about anything that has occurred up to the time you execute this Agreement. In addition, in further consideration of the Severance Benefits described in Paragraph 1 above, you hereby agree to release and discharge the Releasees from any and all claims, losses, expenses, liabilities, rights, and entitlements of every kind and description you now have or have had, or may later claim to have had against them, whether currently known or unknown, arising out of anything that has occurred up to the time you execute this Agreement (collectively referred to as “Claims”). You understand and agree that you will not be entitled hereafter to pursue any Claims arising out of any alleged violation of your rights, including but not limited to Claims for back pay, losses, or other damages to you or your property resulting from any alleged violation of municipal, county, state, or federal law, such as (but not limited to) Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq. (prohibiting discrimination on account of race, color, sex, national origin, or religion); the Equal Pay Act of 1963, 29 U.S.C. § 206(d) (prohibiting discrimination in pay); the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621 et seq. (prohibiting discrimination on account of age); the Employee Retirement Income Security Act of 1974, as amended (ERISA), 29 U.S.C. § 1001 et seq.; the Americans with Disabilities Act of 1990 (ADA), 42 U.S.C. §§ 1210112213 (prohibiting discrimination on account of disability); the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; 42 U.S.C. § 1981; the Consolidated Omnibus Budget Reconciliation Act, as amended (“COBRA”); the Genetic Information Nondiscrimination Act (GINA); Arizona wage laws; Arizona equal pay law; the Arizona Employment Protection Act; the Arizona Civil Rights Act; the Arizona Occupational Health and Safety Act; and all state or local whistleblower protection statutes, codes, or regulations; or any other federal, state, or local law, whether such Claims sound in tort or contract, and whether in law or equity. This does not, however, preclude you from filing a charge with the Equal Employment Opportunity Commission or equivalent state agency.
Notwithstanding the foregoing, nothing in this Agreement prevents you from filing, cooperating with, or participating in any proceeding before the U.S. Equal Employment Opportunity Commission, the National Labor Relations Board, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission.
You agree that you will not hereafter be entitled to any individual recovery or relief as a result of an action filed against the Releasees in any municipal, state, or federal court or agency including, but not limited to, the Equal Employment Opportunity Commission or the Department of Labor for or on account of anything that has occurred up to the present time including, but not limited to, anything that has transpired as a result of your employment with the Company.
For the purpose of implementing a full and complete release and discharge of the Releasees, you expressly acknowledge that this Agreement is intended to include in its effect, without limitation, all Claims that you do not know or suspect to exist in your favor at the time you sign this Agreement, and that this Agreement contemplates the extinguishment of any such Claim or Claims.
Notwithstanding the general release and covenant not to sue set forth above, nothing herein shall constitute a release or waiver by you of (i) any claim or right you may have for workers’ compensation benefits, (ii) any claim or right you may have for benefit rights that have vested as of the date you execute this Agreement, or (iii) any claims or rights you may have under this Agreement.
4.Indemnity and Forfeiture. You agree that you will indemnify and hold the Releasees harmless from any loss, cost, damage, or expense (including attorneys' fees) incurred by them arising out of your breach of any portion of this Agreement. You also understand that your entitlement to and retention of the benefits the Company has agreed to provide you herein are expressly conditioned upon your fulfillment of your promises herein, and if you breach this Agreement, the Company may at its option immediately terminate your eligibility for any further benefits under this Agreement (less $100) and initiate appropriate action to recover all benefits and monies previously paid to you as consideration for your signing this Agreement. You also understand that the Company shall be entitled to recover any actual damages caused by your actions in violation of this Agreement, and you agree to reimburse the Company or any other party released under this Agreement for any costs, including attorneys’ fees, incurred by them as a result of your breach of this Agreement. You understand and agree that for purposes of this paragraph on indemnity and forfeiture only, the filing of an Age Discrimination in Employment Act (ADEA) charge or lawsuit, challenging the validity of this Agreement shall not be considered a breach of this Agreement or otherwise constitute grounds for invoking the provisions of this paragraph on indemnity and forfeiture.

5.Cooperation. You agree to be available to respond to future inquiries or reasonable requests for assistance from the Company related to matters arising during your employment.
6.Nondisparagement. You agree that you will make no disparaging or defamatory comments regarding any member of the Company or its current or former directors, officers, or employees in any respect or make any statement that disrupts or impairs the Company’s normal, ongoing business operations, or that harms the Company’s reputation with its employees, suppliers, or the public. The Company agrees to instruct its executive officers not to make any disparaging or defamatory comments regarding you in any respect. This nondisparagement provision does not apply on occasions where you or the Company are subpoenaed or ordered by a court or other governmental authority to testify or give evidence or to conduct otherwise protected by federal or state laws or regulations.
Nothing in this Agreement shall prohibit or impede you from communicating, cooperating, or filing a complaint with any governmental entity with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any governmental entity, in each case, that are protected under the whistleblower provisions of any such law or regulations, provided that in each case such communications and disclosures are consistent with applicable law and nothing herein shall preclude your right to receive an award from a governmental entity for information provided under any whistleblower program. You do not need prior authorization of (or to give notice to) the Company regarding any such communication or disclosure. You hereby confirm that you understand and acknowledge that an individual shall not be held criminally liable or civilly liable under any U.S. federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a U.S. federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, is such filing is made under seal. You understand and acknowledge further that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. Except as otherwise provided in this paragraph or under applicable law, under no circumstance will you be authorized to disclose any information covered by attorney-client privilege or attorney work product of the Company, or the Company’s trade secrets, without prior written consent of the Company’s General Counsel or another officer designated by the Company.
7.Consideration Period. Because the arrangements discussed in this Agreement affect important rights and obligations, we advise you to consult with an attorney and/or tax professional before you agree to the terms set forth herein. You have twenty-one (21) days from the date you receive this Agreement within which to consider it, and you may take as much of that time as you wish before signing. If you decide to accept the benefits offered herein, you must sign this Agreement on or before the expiration of the 21-day period and return it to the Company (Attention: General Counsel at National Vision, Inc., 2435 Commerce Ave., Bldg. 2200, Duluth,

Georgia 30096, or by email at jared.brandman@nationalvision.com) by the close of business on the twenty-first day after you receive this Agreement. If you do not wish to accept the terms of this Agreement, you do not have to do anything.
You acknowledge that the Company has made no representations to you concerning the term or effects of this Agreement other than those contained herein. You also acknowledge that, pursuant to C.F.R. Section 1625.22, any modifications to this proposed Agreement as originally presented to you, whether considered or deemed to be material or nonmaterial, shall not restart the twenty-one (21) day consideration period.
8.Revocation Rights. For a period of seven (7) days after you sign this Agreement, you may revoke it entirely. No rights or obligations contained in this Agreement shall become enforceable before the expiration of the seven-day revocation period. If you decide to revoke the Agreement, you must deliver to the Company (Attention: General Counsel at National Vision, Inc., 2435 Commerce Ave., Bldg. 2200, Duluth, Georgia 30096, or by email at jared.brandman@nationalvsion.com) a signed notice of revocation on or before the last day of this seven-day period. Upon delivery of a timely notice of revocation, this Agreement shall be cancelled and void, and neither you nor the Company shall have any rights or obligations under it.
9.Supplemental Release. In addition to signing this Agreement, you agree that, on the Separation Date or within fifty-three (53) days after the Separation Date, you will sign the Supplemental Release. The Company’s provision of the Severance Benefits is contingent on you signing and not revoking both this Agreement and the Supplemental Release. You may revoke the Supplemental Release within seven (7) days after you execute the Supplemental Release by giving notice as provided in Paragraph 8 of this Agreement. In the event that you revoke the Supplemental Release within the revocation period described in this Section, this Agreement shall not be effective or enforceable, and all rights and obligations hereunder and under the Executive Severance Plan shall be void and of no effect.
10.Entire Agreement. This Agreement sets forth the entire agreement between the parties and, except as set forth in this paragraph, fully supersedes any and all prior agreements and understandings between the parties pertaining to the subject matter of this Agreement; provided however that any stock option or shareholder agreement and/or plan and the Confidentiality, Non-Interference, and Invention Assignment Agreement shall continue to apply to you in accordance to their terms and you agree that you will continue to be bound by them as well as any confidentiality agreement you have previously entered into with the Company.
11.Effective Date. This Agreement shall become effective (the “Effective Date”) eight (8) days after this Agreement, signed by you, is received by the General Counsel of the Company within the Consideration Period set forth above, unless it is revoked by you pursuant to the provisions set forth in the “Revocation Rights” paragraph above or the “Supplemental Release” paragraph above.

12.Non-Admission. This Agreement shall not in any way be construed as an admission or indication that the Company has engaged in any wrongful or unlawful conduct of any kind.
13.Return of Company Property. You agree that you will promptly return all Company-owned property that is in your possession or under your control, including, but not limited to all proprietary and/or confidential information and documents (including any copies thereof) in any form, computers and any other equipment or property belonging to the Company, credit cards, identification and access cards, data storage devices, and any user names, passwords and access codes.
14.Tax Responsibility. You acknowledge that you are solely responsible for tax responsibilities and consequences which may result from your receipt of severance benefits and/or your exercise of your rights under this Agreement and agree that no representation has been made to you by any of the Releasees regarding the tax status of the above-described severance benefits and you are not relying in any way on any of the Releasees in this regard. You further agree that the Company shall not be required to pay any further sum to you, or to any other person or entity, if for any reason the tax liability and consequences to you are assessed in a fashion which you do not presently anticipate.
15.Code Section 409A.    The terms of this Agreement and the severance benefits payable under this Agreement shall be construed and paid in such a manner as necessary to fall within the applicable exemptions of Section 409A of the Internal Revenue Service Code of 1986, as amended and as provided under Treasury Regulation Section 1.409A-1, et seq. To the extent any amounts payable under this Agreement become subject to Code Section 409A and applicable guidance issued thereunder, this Agreement shall be construed, and benefits paid hereunder, as necessary to comply with such Code Section and such guidance; provided, however, that in no event shall the Company or any of its parent companies, subsidiaries, or affiliates (or any of their predecessors or successors) be liable for any additional tax, interest, or penalty that may be imposed on you pursuant to Section 409A. Further, notwithstanding anything in this Agreement to the contrary, if, at the time of your termination of employment with the Company, you are a “specified employee” as defined in Section 409A, and one or more of the payments or benefits received or to be received by you pursuant to this Agreement would constitute deferred compensation subject to Section 409A, then to the extent required in order to comply with Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided during the six (6) month period immediately following the termination of your employment with the Company shall instead be paid on the first business day after the date that is six (6) months following your date of termination (or upon death, if earlier).   For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment.
16.Construction and Severability. This Agreement is made and entered into in the State of Georgia and shall in all respects be interpreted, enforced, and governed under the laws of Georgia. The Agreement shall be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties. The provisions of this Agreement are severable, and the invalidity of any provision does not affect the validity of other provisions.
17.Acknowledgments. If the terms of this Separation Agreement and General Release correctly set forth our agreement, please so indicate by signing in the appropriate space below and initialing each page of this Agreement where indicated. Your signature will be an acknowledgment that no other promise or agreement of any kind has been made to you by the Company to cause you to execute this Agreement, that you had a reasonable period of at least twenty-one (21) days to review this letter and to consult with an attorney, tax professional, or other person of your choosing about its terms before signing it, that the only consideration for your signature is as indicated above, that you fully understand and accept this Agreement, that you are not coerced into signing it, and that you signed it knowingly and voluntarily because it is satisfactory to you.
18.Additional Information. Without limiting the scope of this Agreement in any way, this Agreement constitutes a knowing and voluntary waiver of any and all rights or claims that exist or that you have or may claim to have under the Age Discrimination in Employment Act (“ADEA”), as amended by the Older Workers’ Benefit Protection Act of 1990 (“OWBPA’) (29 U.S.C. §§ 621, et seq.). This release does not govern any rights or claims that might arise under the ADEA after the date this Agreement is signed by you.
19.Counterparts. This Agreement may be executed in multiple original counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same document.
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/s/ Joan Blackwood                                         September 30, 2021
Joan Blackwood                        Date

NATIONAL VISION, INC.

/s/ Bill Clark                                                       September 25, 2021
By: Bill Clark                            Date
Its: Chief People Officer

Exhibit A
Supplemental Release of Claims

1.    This Supplemental Release of Claims releases all claims against the Company and the other Releasees (as defined below) that may have arisen between the date that you signed the Agreement and the Separation Date. You represent that you have not, and you agree that you will not, file any claims, complaints, charges, or lawsuits against the Company or any of its parent companies, divisions, subsidiaries, affiliates, predecessors, successors, or assigns, or any of their present or former officers, directors, employees, owners, or agents, or any of their benefit plans or trustees (hereinafter collectively referred to as the “Releasees”) about anything that has occurred up to the time you execute this Supplemental Release. In addition, in further consideration of the Severance Benefits described in the Agreement, you hereby agree to release and discharge the Releasees from any and all claims, losses, expenses, liabilities, rights, and entitlements of every kind and description you now have or have had, or may later claim to have had against them, whether currently known or unknown, arising out of anything that has occurred up to the time you execute this Supplemental Release (collectively referred to as “Claims”). You understand and agree that you will not be entitled hereafter to pursue any Claims arising out of any alleged violation of your rights, including but not limited to Claims for back pay, losses, or other damages to you or your property resulting from any alleged violation of municipal, county, state, or federal law, such as (but not limited to) Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq. (prohibiting discrimination on account of race, color, sex, national origin, or religion); the Equal Pay Act of 1963, 29 U.S.C. § 206(d) (prohibiting discrimination in pay); the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621 et seq. (prohibiting discrimination on account of age); the Employee Retirement Income Security Act of 1974, as amended (ERISA), 29 U.S.C. § 1001 et seq.; the Americans with Disabilities Act of 1990 (ADA), 42 U.S.C. §§ 12101 12213 (prohibiting discrimination on account of disability); the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; 42 U.S.C. § 1981; the Consolidated Omnibus Budget Reconciliation Act, as amended (“COBRA”); the Genetic Information Nondiscrimination Act (GINA); Arizona wage laws; Arizona equal pay law; the Arizona Employment Protection Act; the Arizona Civil Rights Act; the Arizona Occupational Health and Safety Act; and all state or local whistleblower protection statutes, codes, or regulations; or any other federal, state, or local law, whether such Claims sound in tort or contract, and whether in law or equity. This does not, however, preclude you from filing a charge with the Equal Employment Opportunity Commission or equivalent state agency.

Notwithstanding the foregoing, nothing in this Supplemental Release prevents you from filing, cooperating with, or participating in any proceeding before the U.S. Equal Employment Opportunity Commission, the National Labor Relations Board, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission.

You agree that you will not hereafter be entitled to any individual recovery or relief as a result of an action filed against the Releasees in any municipal, state, or federal court or agency including, but not limited to, the Equal Employment Opportunity Commission or the Department of Labor for or on account of anything that has occurred up to the present time including, but not limited to, anything that has transpired as a result of your employment with the Company.

For the purpose of implementing a full and complete release and discharge of the Releasees, you expressly acknowledge that this Supplemental Release is intended to include in its effect, without limitation, all Claims that you do not know or suspect to exist in your favor at the time you sign this Supplemental Release, and that this Supplemental Release contemplates the extinguishment of any such Claim or Claims.

Notwithstanding the general release and covenant not to sue set forth above, nothing herein shall constitute a release or waiver by you of (i) any claim or right you may have for workers’ compensation benefits, (ii) any claim or right you may have for benefit rights that have vested as of the date you execute this Supplemental Release, or (iii) any claims or rights you may have under the Agreement.

2.    Other than the payments set forth in the Agreement, you agree that the Company owes no additional amounts to you for wages, back pay, severance pay, bonuses, damages, accrued vacation, benefits, insurance, sick leave, other leave, or otherwise. You hereby agree that you have been paid all outstanding wages through and including the date of your most recent paycheck.

Accepted and agreed to:

EMPLOYEE

Joan Blackwood

Date: